Exhibit (h)(xiv)

Dated as of: December 16, 2019

SEVENTH AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
JOHCM Emerging Markets Opportunities Fund	Institutional Class I Class II	109 basis points (bps) [2] 119bps 134bps
JOHCM Global Equity Fund	Institutional Class I Class II	108bps 118bps 133bps
JOHCM International Select Fund	Class I Class II	105bps 130bps
JOHCM International Small Cap Equity Fund	Institutional Class I Class II	124bps 134bps 149bps
JOHCM Asia Ex-Japan	Institutional Class I Class II	80bps 90bps 105bps
JOHCM Emerging Markets Small Mid Cap Equity Fund	Institutional Class I Class II Class III	154bps 164bps 179bps 204bps
JOHCM International Opportunities Fund	Institutional Class I Class II	89bps 99bps 114bps
JOHCM Global Income Builder Fund	Institutional Class I Class II	83bps[2] 93bps 108bps

ADVISERS INVESTMENT TRUST		JO HAMBRO CAPITAL MANAGEMENT LIMITED		JO HAMBRO CAPITAL MANAGEMENT LIMITED

By:	/s/ Barbara J. Nelligan	By:	/s/ Alexandra Altinger	By:	/s/ Aled Smith
Name:	Barbara J. Nelligan	Name:	Alexandra Altinger	Name:	Aled Smith
Title:	President	Title:	CEO – UK, Europe, & Asia	Title:	Investment Director

[1]	Expressed as a percentage of a Fund’s average daily net assets.
[2]	Effective December 16, 2019 through January 28, 2020 at which time it will be subject to automatic renewal upon the effective date of the annual update to the Funds’ registration statement.